Exhibit 99.2
Final Transcript

CORPORATE PARTICIPANTS
Mark Mumford
PF Changs China Bistro Inc - CFO
Rick Federico
PF Changs China Bistro Inc - Chairman, CEO

CONFERENCE CALL PARTICIPANTS
John Glass
Morgan Stanley - Analyst
Brad Ludington
KeyBanc Capital Markets - Analyst
Destin Tompkins
Morgan Keegan & Co., Inc. - Analyst
Jeff Omohundro
Wells Fargo Securities - Analyst
Jeffrey Bernstein
Barclays Capital - Analyst
Michael Kelter
Goldman Sachs - Analyst
David Tarantino
Robert W. Baird & Company, Inc. - Analyst
Peter Saleh
Telsey Advisory Group - Analyst

PRESENTATION

Operator
Welcome to PF Chang's China BIstro third quarter 2011 earnings release conference call. Your lines have been placed on a listen only mode until the question and answer session of the conference. (Operator Instructions) Today's call is being recorded. If you have any objections, you may disconnect at this time. I would now like to turn the call over to Mr. Mark Mumford, Chief Financial Officer. Please go ahead, sir.
Mark Mumford - PF Changs China Bistro Inc - CFO
Thank you. Good morning, everyone. Thanks for joining us today for PF Chang's third quarter 2011 earnings call. With me on the call today are Rick Federico, our CEO, Lane Cardwell, President of PF Chang's KC Moylan, President of Pei Wei Asian Diner and Mike Welborn, President of Global Brand Development. We'll start off with some comments from Rick, then I'll provide a financial update, and we'll open it up to the entire team for our question.

Please note that any comments we make on the call that are not purely historical are forward-looking statements. Our actual results may differ materially, and we advise you to carefully consider the various risks and uncertainties in the Risk Factors section of our annual report on Form 10k, our quarterly filings on Form 10-Q and our other filings with the SEC. I should also note that this cautionary statement qualifies all of our forward-looking statements, and we undertake no obligation to revise or update these statements to reflect events or circumstances after the date of this call. We plan to file our third quarter 10-Q later today. With that, I will turn the call over to Rick to begin.
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
Thanks, Mark. Good morning. Although we don't normally comment on rumors, I feel compelled to address recent articles stating the Company is either for sale or negotiating a sale. It has also been a question that has been asked on the last couple of conference calls. So, let me save everybody some time so that you can ask other questions when we get to the end of our formal comments. The rumors are not true, and we have no intent to sell this Company. We believe in our plan, we have the capital to execute against it. We think about this business on a longer-term basis than just quarter to quarter. We acknowledge it may be bumpy, but unanimously between our management team and our board believe this approach will deliver the best value to our shareholders. So, I'll save you a little bit of time on the back side and move on to some of our formal comments.

As we expected, the third quarter was challenging. With that said, we have solid detailed plans underway to create momentum and deliver long-term results. Two quarters ago, we identified sales diversion on our top line between our brands. Last quarter, we laid out many of the initiatives designed to improve our top line sales, and we continue to make progress and advance the ball. As a result of various consumer research studies, we know our guest are loyal and there is consistent consumer demand for both of our concepts. In fact, brand loyalty for the Bistro and our Pei Wei concept is at the top of their respective industry segments. Our current challenge is converting that brand equity into top line momentum.

The path to increasing traffic in our brands include improving entry level pricing, enhancing our overall price value equation, providing more differentiated options at lunch and increasing menu diversity. We have ongoing initiatives in each of these areas that we have discussed in the past. Specifically, initiatives such as serving lunch for lunch, lunch sized portion and pricing on our traditional favorites, Pei Wei Diner Selects and the development of new menu items that expand to the Asian countries outside of China and the enhancement of our service strategy are all on track with each one either in test or recently rolled into our system. Recent research confirms that our current guest tend to increase their frequency and our lapsed users are likely to return as we address those concerns. As we've discussed in the past, this is a process to restore the long-term value of our brands, and we're happy with the early results in each of these initiatives. While there is more work in front of us, we continue to believe we're on the right path to increase guest traffic and create long-term momentum for the business.

So, let's talk about the specific initiatives at the Bistro and the progress we're making. Our approach of providing a more compelling lunch experience is taking on two forms of tests; one is the creation of lunch-specific items like our Lemon Grass Salmon or Thai Noodle Salad. There are about a dozen new items priced from $7 to $12. The second test includes new items plus 20 lunch portions, lunch version items of our classics like Chang's Spicy Chicken or Mongolian Beef. On this menu, guests can choose from a total of 20 items that are priced under $10. What we found from these tests is that combining the most popular new items with the lunches version of our traditional favorites is the most compelling new lunch format.

As we've discussed, this approach, both internally and externally, the most commonly asked question is, how will these lower menu prices impact margins? As we mentioned last quarter, we need to get our arms around any changes to consumer behavior before we can truly determine what kind of traffic lift we're going to need in order to maintain margins. The good news is, we've seen a minimal impact to our check average during our tests so far. This is primarily due to an increase in the number of entrees per check as some of our guests appear to be ordering individual meals where they may have previously been sharing entrees. So, if these trends continue and check size remains relatively constant, we would not need to see a significant traffic lift in order to maintain margins. Therefore, the benefit of incremental traffic will -- that we will generate from the new lunch menu would have a greater flow through to the bottom line.

Based on the encouraging early test results and the learnings we've gathered, we're planning to introduce the new Bistro lunch format to an entire market during November. This menu will include both the best selling new items and the lunch sized portions of our guest favorites. This test will be supported with a marketing campaign to ensure we effectively communicate our new offerings for our guests. Assuming all goes well, we continue to believe we'll introduce the new menu into our entire system during the first quarter of 2012.

Our approach to evaluating options that address entry price, price value and menu diversification at dinner will largely come from learning gained from the reimagining of our Irvine Bistro location. Irvine is temporarily closed right now for a major remodel. When it reopens, we will incorporate a new view of all aspects of the Bistro including architectural design, menu, service, price, music, et cetera. The addition in Irvine of 7 to 10 new small plates like our Shrimp and Bacon -- I'll mispronounce this -- Okonomiyaki, plus 5 to 6 -- actually, it tastes really good, by the way -- plus 5 to 6 new entree options like our Fragrant Ginger Orange Halibut will compliment our already popular favorites. We currently expect to reopen our Irvine store in early December and will be evaluating the popularity of these menu additions for possible inclusion into our system down the road.

Next I want to provide an update on our service initiatives. We've always enjoyed high marks for service, but believe we an raise the bar. Enhancing price value involves more than just what the guest paid for a product. Elevating our guest service will come in two forms. The first is from targeted staff increases in both our service and culinary them. The second is from effective use of technologies like using a call center for to-go orders which gives our tem more time to enhance our guest experience. We've made necessary investments in our team and believe we now have levels that can be maintained. This approach has put some pressure on our labor line in the near-term, but we expect it to pay dividends in the future through increased traffic. Our guest satisfaction scores have been increasing nicely as we remain focused on consistently providing a great experience at every touch point with every guest.

Our pilot test of using a call center for phone in to-go orders that began in July has been extremely successful and very insightful. To date, we're seeing enough of an increase in average ticket size to offset the cost of the call center. That's really not a surprise. What has been a positive early outcome is we're also seeing an uptick in dine-in sales at the stores involved in the pilot test. The call center has freed up our hostesses to provide better service to our in store guests and has streamlined the back of house to-go process. That means customers are seated more quickly, wait times are reduced and the food comes out faster with higher quality. We simply have more time to impress our guests on every visit. We already expanded our call center test to almost 10% of our stores, and our goal is to have the majority of the system using the call center by year end.

Consumer continue to give us high marks for ambience, and in his increasingly competitive climate, it's more important than ever to keep our restaurants current and fresh. Last quarter we mentioned preliminary plans to invest in a Bistro remodel program with the expectation of spending around $25 million next year. I may not have been as clear as I would have liked on our process to determine the locations, the timing and the amount of these investments. We view investing in our assets is both offensive and defensive. On the last call I highlighted a couple of restaurants where we're seeing nice sales lift post-remodel. In those cases, we actually picked up some square footage by enclosing patios or absorbing adjacent space. All those offensive investment.

Our 2012 plan includes 1 or 2 additional offensive remodels. At the same time, we will reimage or remodel a couple of our older restaurants in our most competitive markets. These investments are primarily designed to help us protect our current business and have also the potential to help us drive incremental traffic. We'll evaluate the returns from these investments as we make decisions on how to best invest in the future. For 2012, I would expect us to invest around $5 million to $10 million in both offensive and defensive projects. If successful, we will continue to evaluate the system, invest appropriately and update you on our projected future spend. So all in all, we continue to feel good about the work we're doing at the Bistro and the results of our test.

Let's talk about Pei Wei. We have confidence in Pei Wei and continue to look at ways to further appeal to consumers in terms of value, speed of service and product diversity. During the third quarter, we completed a 5 market test of our newer, lower priced menu offerings called Diner Select. At a starting price point of $6.25, Select features a smaller portion of main dishes combined with rice and the choice of a spring roll, soup or an Asian slaw.

We saw very positive results during the test, including the beginnings of increased guest frequency, which is certainly a good sign. But our biggest insight was that our average ticket held fairly steady during the test, and we did not see the negative check impact we had expected from guests trading down to lower priced items. Instead, we saw an increase in the number of entrees per check as guests who may have been sharing a single entree in the past, each ordered an individual Diner Select meal. This was particularly true at dinner. Also, drinks are added on more frequently by guests who ordered Selects. Guests have told us that entry price was a barrier to frequency, and early results show they are responding as we offer lower price point options.

After seeing the strength of the test during the third quarter, we rolled Selects to the entire systems on October 10 and have supported that by a nationwide marketing campaign. At the same time, we rolled 3 new small plates like lemon grass chicken noodle salad and black bean chicken and rice, each priced at $3.95. These additional offerings give guests more options at the lower entry price point levels they want and allow us to further expand our menu across the 5 Asian countries. We believe all of the menu offerings can enhance our overall value proposition at Pei Wei to drive and sustain increased guest frequency over the long-term.

On the marketing front, last week we launched a new comprehensive brand level marketing campaign in key Pei Wei markets. This campaign is designed to better emphasise the freshness, quality and variety of our ingredients in addition to our bold flavor profiles. We'll incorporate various medias including billboards, radio and online marketing. We believe this effort will help raise consumer awareness about Pei Wei's unique appeal and drive increased traffic over the long-term.

Let's spend a little bit of time talking about our global brand business. Global development is an important part of our business, and as we work with partners to bring our brands to foreign markets, alternative domestic venues and consumers in our grocery stores. During the third quarter, 4 new noodle dishes we added to our at-home menu retail product line, bringing the total to 12 items. We're excited about the ongoing success of this business and continue to work with Unilever, our partner, on future product offerings.

On the international and licensed front, 3 new Bistro restaurants opened during the third quarter, 2 in Mexico and 1 in Dubai. This brings our total to 15 international and licensed Bistro locations with 8 in Mexico, 5 in the Middle East and 2 in Hawaii. We are also very excited about the first Bistro in Puerto Rico that is scheduled to open in a few weeks, and we expect our first restaurant in the Philippines to open just after the first of the year.

International development is all about choosing the right partners, and we're thrilled to have some of the best operators around the world as our development partners. We recently signed our first agreement to license and develop Pei Wei International. One of our current Bistro partners, Alcea, will develop 3 Pei Wei restaurants in Mexico over the next 18 months with the first location scheduled to open in Mexico City this quarter. The agreement also provides and option for a long-term contract to open an 50 additional Pei Wei restaurants in Mexico over a 10 year period. Since Alcea has already shown great success in developing and operating Bistro restaurants in Mexico, we feel very positive about this partnership and Pei Wei's international prospects. In addition, our first 2 alternative Pei Wei restaurants will open in the Orange County and Minneapolis airports this quarter.

Before I turn it over to Mark, I want to leave you with a few thoughts. As I stated earlier, we have 2 great brands that have great guest support. However, consumers are telling us both in research surveys as well as with their wallets we have clear opportunity to improve our pure price, our value, our menu diversification and our menu options at lunch. We are confident in our plans to do that, and based on our initial test results, we believe we're on the right track. And the good news is that during our initial test of lower-priced menu items at both concepts, we have not seen an erosion of our check size that we had previously expected. This means that once these initiatives begin to take hold and drive the anticipated increases in guest frequency, we'll see an even greater benefit flow through to our margins.

I want to be clear there will be bumps in the road and that these initiatives, although directionally correct, do not provide a quick fix. We're moving with a high sense of urgency to evaluate and implement what works. We'll continue to proceed swiftly but carefully as our desire for a speedy roll out is prompt only by our desire to get it right. Our entire team is dedicated to restoring positive momentum to our business and fulfilling our commitment to generate long-term value for our shareholders.

With those formal remarks, I'll turn it over to Mark for his financial update.
Mark Mumford - PF Changs China Bistro Inc - CFO
Thanks, Rick. For the third quarter of 2011, we earned $0.29 per share compared to $0.45 last year. We had a handful of adjustments this quarter, so I want to spend a few minutes discussing them before I move on to our operates results. The first adjustment was a charge of $4.8 million, or $0.16 a share to impair one Bistro location in Corte Madera, California and 2 Pei Wei locations, 1 in Farmington Hills, Michigan and 1 in Chino Hills, California. Accounting rules require us to do an impairment assessment, and as part of our quarterly analysis, we reviewed locations with negative restaurant level cash flows over a trailing 12-month period. As a result of our third-quarter review, we are required to write off the asset balances for these 3 locations. These restaurants continue to operate, and we're working on improvements that will enable these locations to generate positive cash flow.

The second adjustment was a severance charge of $1 million or $0.03 per share. In addition to the previously announced departure of our Bistro chief operating officer, we also streamlined some of our support functions during the quarter. Finally, we recognized the benefit of $6.2 million, or $0.21 a share for lower share-based compensation as we reversed some of our prior accruals. As you may know, a significant portion of our share-based awards are tied to the performance of our stock. And because they will ultimately be settled in cash, we recognize fair value adjustments each reporting period. Since our stock price was lower at the end of Q3 compared to last quarter, there was a lower fair value for both performance units, which are based on our stock performance relative to the Russell 2000 and restricted cash units based, which are based on our stock price. So, excluding these 3 adjustments, we earned $0.27 a share.

Turning to sales, weak top-line results continue to be one of our biggest challenges. Bistro revenues were down 3.5% in the third quarter with comp sales coming in at negative 3.7%. We felt the impact of Hurricane Irene, which resulted in 75 closed store days and cost us about 40 basis days of comp sales during the quarter. Bistro sale softness was widespread across all day parts, but weekdays continue to perform slightly better than weekends as likely a reflection of the ongoing strength of our business guests.

From a geographic perspective, we saw negative comps in most states for the rest of the northeast. Keep in mind, however, that some of the weakness in the northeast was due to the hurricane. The good news is that we're seeing some sequential trends flatten out a bit in large states like California, Arizona and Nevada, and comp trend in Florida actually improved versus last quarter. As the quarter progressed and year-over-year comparisons got a little bit easier, we saw overall comps get stronger. And we are somewhat encouraged by our 2-year trends which has shown some improvements in recent months.

At Pei Wei, our third quarter comp sales were down 3.6%. Pei Wei sales softness was also widespread as Texas, Arizona, Florida, and California, which collectively represent two-thirds of our business, remain negative. While we're certainly not pleased with that performance, we understand the drivers of the decline and feel good about new offerings like Diner Selects and their potential to drive guest frequency and reverse that trend.

Compounding our top-line challenges were expense pressures across many parts of the business. As expected, commodity costs were higher for most of our product basket with cost of sales increasing about 50 basis points. Beef, wok oil and Asian import prices all climbed; but with the benefit of contractual price rebate on poultry, we were able to partially offset those increases. Without the poultry rebate, cost of sales would have been up more than 100 basis points, consistent with our expectations of 4% to 5% commodities cost pressure this quarter. Consolidated labor expense increased about 110 basis points. This includes the cost of targeted investments and staffing to support the Bistro guest experience. We also saw some pressure from new staff labor and efficiencies at Pei Wei as we continued our efforts to ensure we have a fully-authorized workforce, and the impact to deleverage lower sales volumes at both concepts. Lower management incentives helped to partially offset these pressures.

Operating expenses increased 120 basis points this quarter as we experienced sales deleverage as well as number of cost pressures that were unique to this quarter, including additional supplies and printing costs related to the relaunch of happy hour and write off of Bistro card printing expenses. Overall, the top-line and cost pressures added up to 340 basis point decrease in Bistro restaurant cash operating margins down to 16% and a 200 basis point decline in Pei Wei margins, which were 13.9%. G&A for the quarter was $13 million versus $23 million last year. The main driver of the decrease was lower share-based compensation expense, which was down more than $8 million compared to last year. G&A also included lower incentive compensation at both concepts and the home office, which reflects our operating performance. These amounts were partially offset by the one-time separation charge.

Now let's talk about cash. We ended the third quarter with a cash balance of $53 million. We borrowed $18 million on our existing credit line to help facilitate additional share repurchases during the quarter, and we paid these borrowings in full last week, so we're once again essentially debt-free. We just amended our credit facility this week, extending the term to 2016 and increasing the available line for $75 million to $150 million. We believe this will continue to provide us with a additional capital flexibility in managing the business.

Cash flow from operations was $29 million this quarter, that's down about $6 million for the third quarter of last year, primarily due to lower net income and noncash adjustments which include the asset impairment charges and share-based compensation credits. We spent a total of $11 million in CapEx in the third quarter resulting in free cash flow of $18 million. Returning cash to the shareholders is a priority for PF Chang's, and we continue to do so in the form of share buybacks and quarterly cash dividends. During the third quarter, we used $36 million to repurchase almost 1.2 million shares and pay more than $5.5 million in cash dividend. So far in 2011, we have returned more than $76 million back to our shareholders, including almost $17 million in the form of cash dividends and almost $60 million through share repurchases. Our board just approved a new $100 million authorization this month which is good until the end of 2013.

Now let's turn to our outlook for the remainder of the year. Our full-year guidance is unchanged at $1.60 to $1.70 per share. We're assuming comp trends will improve slightly from where they were in Q3, and we have some easier comparisons coming up at the Bistro in the fourth quarter. In all, we still expect full-year comps to be down 2% to 3% at both concepts.

On the cost side, we're still projecting commodities inflation of 4% to 5% in the fourth quarter and 3% to 4% for the full year. We'll see continued pressure on the labor line for the remainder of the year, but some of the operating expense increases should moderate in the fourth quarter. In total we now expect restaurant operating margins to decline about 150 basis points for the full year, excluding asset impairment charges. This compares to our guidance of 120 basis point decline we gave you at the end of Q2 and reflects our lower-than-expected performance in the third quarter.

On G&A, a large portion of this year share-based compensation expense depends on our stock performance against the Russell 2000 index. We're currently assuming that the performance unit awards last seen at the end of this year will have a final value of $1.88. That's consistent with the Monte Carlo value at the end of the third quarter. If that hold true, we'll recognize an additional $0.03 of EPS expense in the fourth quarter, and that's already included in our guidance. But if the awards settle with no value, we would both avoid the $0.03 of forecast expense and reverse the remainder of the accrual recorded in the prior years for a total potential EPS benefit of $0.08. As it relates to cash from operations, we're still looking for our 2011 total to be in the $110 million to $120 million range.

Before we open it up for your questions, we want to share some preliminary thoughts on fiscal 2012. We recognize that we're in a tough and uncertain economic times, which may very well continue into 2012. And as we believe we have limited menu pricing power, we need to find other ways to drive sales and offset margin pressures. This makes it even more important for us to deliver lower price points and improve our value proposition to our guests. As the initiatives we're testing now begin to roll out and take hold, we would expect the top line to turn around some time in the middle of the year. If the economy improves, we could see our top line grow faster. If it lags, it may take a bit longer to see sales and traffic turn around.

Ongoing commodities inflation will create some margin pressure. We're not sure how much yet as we're working through our 2012 contract pricing right now. But we would generally -- we generally wouldn't expect it to be any better than the level of inflation in the back half of this year, and right now it looks like it's probably going to be slightly higher. On the labor line, we'll likely see normal inflation in areas like wage rates and health insurance, as well as some new store inefficiencies. We think we now have labor at a level we can maintain and begin to leverage when sales increase. Given all this, it would be difficult to see operating margins improve in 2012.

We'll also have higher preopening costs, about $2 million or so, due to the increase in planned store openings next year. Because we don't expect is significant share-based comp benefits, E&A for 2012 will be up year-over-year. Year-to-date share-based comp for the third quarter of this year was about $0.34 a share lower than last year. Without this tailwind, we believe a good run rate to think about for 2012 is in the $78 million to $79 million range. In terms of new unit development, we are looking to open 3 to 5 new Bistros and 16 to 20 Pei Weis in 2012. Under the global brand umbrella, we're planning 12 international Bistros, 2 international Pei Weis and 3 Pei Wei airport locations, all under licensing arrangements.

In addition, our Unilever royalty rises for the final time in April. We'll give you more formal guidance when we talk to you in February. Finally, we expect to pay out approximately $21 million in cash dividends during 2012 based on our quarterly fixed dividend of $0.25 per share. With that, let's open the call up for questions. Back to you, operator.

QUESTION AND ANSWER
Operator
Thank you. (Operator Instructions) And our first question come from John Glass with Morgan Stanley.
John Glass - Morgan Stanley - Analyst
Thanks. Good morning. Questions on the enhanced service initiative and value platforms you're rolling out. Can you give us, one, just a timeline for what you think value can make its way into the system? I know that depend on tests, but based on successes, is there any way to measure when you expect that to take place? That's first. And secondly, on the enhanced service initiatives, I was -- I wasn't certain if that was rolled out to the entire Bistro system today, or if it's got phases to it where we have done phases 1 and we should expect further phases. Maybe you can clarify that, too. Thanks.
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
Thanks, John. This is Rick. I'll take the second one first. The enhanced either staffing or adjustments that we've made to our service strategy has been rolled into the entire system. So, as we said, I think we are currently operating at levels that we can expect to maintain into the future.

Candidly, the approach has been, how do we give our current service staff the right structure, the right initiatives in order to provide the guests an enhanced level of service in our business? We've been the beneficiary over time of always maintaining very high service scores from a consumer's perspective. We think in this environment and going forward that enhancing those levels is really the best strategy. So, we're looking to actually invest in a few incremental bodies, or as I mentioned in my comments, through some technologies that allow our employees to be freed up to provide to a greater experience for the guest. And I think maybe the best way to think about it is when we talk about our call center, in many cases, businesses would look at this as an opportunity to reduce head count and reduce labor because of the efficiency that you get by having somebody else handle what is now probably 13% of our business. We look at it as an opportunity to actually upgrade the service experience for our guest, and so we think the combination of the two ultimately leads to higher traffic count.
John Glass - Morgan Stanley - Analyst
And as it relates to the timing on the value initiatives?
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
From a -- our lunch menu, as we said, would roll out first quarter, and that will be one of our biggest initiatives there. That's where we get the most research feedback that we simply need to do some adjustments.
John Glass - Morgan Stanley - Analyst
Okay. And then as it relates -- finally, Rick, I think you mentioned clarifying your comments around capital spending, so what is the estimated total capital spending remodels, inclusive for 2012?
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
The remodel piece is going to be in the $5 million to $10 million range, and total, Mark --
Mark Mumford - PF Changs China Bistro Inc - CFO
Total is going to be $55 million to $65 million. So, like Rick said, we're going to have the maintenance -- the additional remodel in there, and then the additional Pei Weis, the 11 to 15 more Pei Weis, and that's going to bring it to somewhere in the $55 million to $65 million range.
John Glass - Morgan Stanley - Analyst
Thank you.
Operator
Our next question comes from Brad Ludington with KeyBanc Capital Markets.
Brad Ludington - KeyBanc Capital Markets - Analyst
Thank you. Just quickly, to follow up on John's question on the remodel, going from the CapEx, I missed out on when you were outlining how many remodels in total you will do next year. I think it was two defensive remodels, but what was the total number for the year?
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
The way it sits right now is we'll probably do 2 to 3 offensive remodels, which are opportunities for us to either enclose patios in markets where, say, for example, San Antonio, Texas, where during what would typically be high patio volume periods of time, you have got100-degree heat and 100% humidity. In those particular cases, they are relatively high-volume restaurants where we can actually enclose that space, use operable windows so that we can take advantage of the times where it's actually 75 degrees and 75% humidity and really get some flexibility in terms of the dining experience. So, there's 2 to 3 of those.

From a defensive perspective, we have a handful, let's say 3 to 5 locations where we are in highly-competitive markets with restaurants that are in the 8 to 12-year-old range where historically we may have been -- if you look at the development of the Bistro, typically we're a leader in terms of getting to new locations in advance of competition. And then over the years, we become surrounded by either new retail developments and/or new restaurants. So, a great example would be our Kierland location here in phoenix. Across the street now, they've built a brand new center that has legitimately, probably, what, 5 --
Mark Mumford - PF Changs China Bistro Inc - CFO
About 2,500.
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
Yes, about 2,500 new seats. And in that particular case, it's important for us to go in and maintain a fresh and vibrant environment, as well as any menu changes that we're doing in order to be -- maintain a top of mind perspective. That's the bucket that we're going to continue to evaluate in terms of what the impact of those investment dollars generate, whether it be protecting the current business, or as we believe, will actually enhance guest traffic. If we see the latter versus the former, then in 2013 and 2014, you could see us accelerate our remodel investment.
Brad Ludington - KeyBanc Capital Markets - Analyst
Okay, thanks. Rick, on the accelerated development next year with all the problems you're having, why go so much faster? Were those already in the pipeline? I guess if they were in the pipeline and you couldn't reverse that, would you held off if you'd had the choice, or is this something that you think still makes sense with all the initiatives you have in place?
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
I assume you're talking about Pei Wei?
Brad Ludington - KeyBanc Capital Markets - Analyst
Pei Wei -- yes. Both of them. Development on both of them, but really Pei Wei on the acceleration.
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
From a Bistro perspective, I think what I've said before, is we're probably in the 7th inning of a nine-inning game in terms of domestic development. We continue to see very good returns on our new investments at the Bistro, as well as we look at the sales volumes on average for Pei Wei over the most recent class of stores we're seeing system average to above system average revenues. So, as we look at it, there's a couple of things that I think are important to understand from the redevelopment of Pei Wei.

In a continuum, we have a number of stores that are nonperforming to a level that we would expect while the majority of the stores are actually -- that are in the markets where we have the highest density, the highest penetration and we've actually operated the longest, have average unit volumes significantly above the average for the system. We believe in a of couple of things. One is with a focused development strategy, that we will be able to emulate those results versus maybe what we look at in the bottom 50 or 60 location at Pei Wei. We continue to believe that the initiatives that are currently in place in the brand to drive top line will raise bottom performers while they will make the top performers a little bit more competitive. We do have a pipeline of stores that we've got a high degree of confidence in. So, at this point in time, we think the balance of those factors make it a reasonable decision to continue to push on the development of the Bistro -- or on the development Pei Wei.
Brad Ludington - KeyBanc Capital Markets - Analyst
Right, thank you.
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
Thanks.
Operator
Our next question comes from Destin Tompkins with Morgan Keegan.
Destin Tompkins - Morgan Keegan & Co., Inc. - Analyst
Thanks. Good morning. I wanted to ask a question about the sequential trend in sales and Rick, obviously it's not dramatic, but you are seeing a little bit of improvement and just wanted to get a sense of whether you thought that was at all due to some of your efforts recently, or if that's more a function of easier comparisons. And then if you would, has that trend followed through into October?
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
I'll answer the October one first. The trend that we're seeing so far in October, Bistro is down about 3% and Pei Wei is down about 3.5%, so a little bit off of where we exited the quarter at both of the concepts, bit it's still early days for the quarter. And our overall performance during Q4 is really going to be dependent on how things really shake out during the holiday season. Remember, the period between it's Thanksgiving and New Year is really high volume for us. So, how we do there is really going to dictate how we end up for the quarter.
Destin Tompkins - Morgan Keegan & Co., Inc. - Analyst
Okay, and then Rick, you talked about a lot of these initiatives, which I think are still in test to some degree and the rollout being I think for the lunch test on the Bistro Q1 of 2012. You mentioned some marketing efforts to maybe gain traction with those efforts or get them to gain traction quicker. I just wonder, are there any new thoughts around marketing, any new thoughts of how to kind of get the word out that you have some of these new lunch menu or Diner Selects or things like that?
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
Destin, yes. There are -- as you know, we don't have -- and I'll speak of the Bistro. We don't have many markets where we have huge density in penetration in terms of, call it marketing or media efficiency. However, when we look at these particular initiatives, we think it's going to be really important for us to do a couple of things. One is, make sure we get it right through the testing process, and we've got a high degree of confidence that we're heading in the right direction there. We've got one more level of full market testing where we're going to be able to take -- more than likely it will be our Phoenix market where we have a high, I think we've got 8 Bistros here now, so we can invest against that from a marketing perspective. The exact messaging is yet to be determined.

We've got a couple of avenues we can go. One can be new product, one can be new pricing, one can be a combination of both. And I think when you pair that with sort of a level of market analysis or consumer research analysis, what we're going to be looking for is directional intent. So, as we do intercept studies as we complete this roll out and add some marketing, we'll be right on top of the guests trying to determine whether or not these are the types of things where the guest would intend to return on a more frequent basis. If you simply played the ball as it lies and you waited for the guest to respond through their wallet, you would be looking at some time six months to a year from now before you would be able to make any real definitive determinations. What we're going to try and do is to get as much feedback as we can from a guest perspective intent and make a decision on the timing of rolling it into the system.
Destin Tompkins - Morgan Keegan & Co., Inc. - Analyst
Okay, great. And then lastly, Rick, I didn't hear you guys mention anything about True Food. Can you update us on your plans for your investment there?
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
Yes. As I think everybody knows, we are lender to True Food. We continue to believe a couple of things. One is we think True is an outstanding concept, we think it is extremely well positioned, both now as well as sort of swimming with the tide in terms of how consumers are dining. We think it offers a great alternative in the upper end casual dining segment, which we think we know a little bit about. We look at -- we look internally in terms of how or/and when we might convert that debt to an equity position. And the things we try to balance are what is going on in our existing brands and what the right timing.

I think where we get very comfortable is in our internal structure, we have dedicated and focused leadership around each of our brands. And so with Lane and with Casey and with Mike leading their respective brand, the inclusion of True, should we convert to an equity position, is a nondilutive experience in that our intent is to leave the operating side of the business with Sam Fox and his operations team. For those that know Sam and/or know his restaurant, they are some of the most innovative and top restaurant operators that I have come across. And so the opportunity for us to continue to support Sam and his team with capital resources will allow them to develop what I think will be a very competitive brand.

So, I think at the time we choose to convert, we would be looking at what would be a nondilutive from an attention standpoint, it would be a balance sheet transaction from debt to equity, and we would place the operating side of the business in Sam's hands. They currently have 4 restaurants open in Phoenix, Newport Beach, Scottsdale and Santa Monica, they have one new location that's in development in San Diego. The business continues to be strong with very solid unit economics and average unit volumes. And I think from an outside perspective, if you think about it in terms of return levels and sales volumes consistent with solid Bistro operations, it's a -- it should be a very good opportunity for the business.
Destin Tompkins - Morgan Keegan & Co., Inc. - Analyst
Great. Thank you.
Operator
Thank you. Our next question comes from Jeff Omohundro with Wells Fargo Securities.
Jeff Omohundro - Wells Fargo Securities - Analyst
Thanks. Wonder if we could talk a little bit about marketing in Q4 in 2012. And specifically, how you're thinking about spend levels and the amount you're committing to some of your e-mail efforts such as the to-go and the Noodle Day promo. How you might -- maybe an update on the results of those efforts. Thanks.
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
Well, in the -- one of the things that we have done and I think we have been pretty effective around is defining specific days or periods of time where people are doing other things. They might be sitting at home watching the World Series. They may be sitting at home around Halloween, handing out candy. Those types of things.

We have been able to, I think, effectively through our pretty extensive database of consumer connections, either through Facebook or our own sort of e-mail connection, we have been able to design very specific day events where we promote -- it could be online ordering where we offer a 20% discount if you order online for that particular day. Those have been very effective in terms of driving traffic on -- during that specific period of time. It has not been unusual in those circumstances where we've seen -- say it's a Wednesday and on Monday we might be down a couple of percent, on Tuesday we might be down a couple of percent. On Wednesday we run an online promotion around Halloween and we see traffic that picks up to a positive number somewhere in the, say, 5% to 10% range. So, that has been sort of uniquely successful for us.

From a Pei Wei perspective, we've utilized some of the same tactics. But as we move forward, we think there's an opportunity for us to address a couple of other -- don't call them issues, but a couple of other opportunities and one is Pei Wei, in its space is unique in that everything is prepared from scratch, everything is uniquely prepared at the time you order it. There's nothing further processed or waiting for you when you walk in the door. We use a wide variety of fresh ingredients that span the 5 Asian countries of -- and we've got some unique flavor profiles. And I think more direct communication around those attributes only serves to elevate the overall perspective and perception of the Pei Wei brand.
Destin Tompkins - Morgan Keegan & Co., Inc. - Analyst
And on Pei Wei, with the menu reset, introduction of Diner Selects earlier this month, are you where you want to be in terms of delivered value? And how are the consumers using that in terms of day part mixing on that offer?
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
I don't have the specific day part mix in front of me, but in terms of our delivery of value, when you think about how Pei Wei has been positioned in the past -- if you go back to the beginning and if you had a chance to redo some of Pei Wei and some of the stuff we're probably undoing is in the quick casual segment, we design in a lot of casual dining into a quick casual segment. So, when you think of portion sizes, the desire to share, when you think of the investment in the facility, when you think of the fact that we serve it on plates, when we think about the fact that we serve -- we actually bring the food to the table, and it takes on a greater element of casual dining than it does quick casual.

As we continue to think about the Pei Wei brand and we think about its opportunity in the future, and you marry that with our real estate and development strategy, one of the things you have heard us talk about is how do we take a more flexible real estate design in order to take better advantage of the opportunity around Pei Wei? And in that, what we are thinking about is ways to enhance speed of service, improve margins, deliver to the guest a price value that is more designed around the quick casual price point versus the casual dining price point. So, in that, the first step is what we call Diner Selects. Now you can come in and you can experience some of your favorite items, you can experience them in a portion size that is more consistent with how you choose to use it. It gives you the opportunity to trade it up with the addition of either a soup or an Asian slaw or a spring roll, and you can do that for a price point of around $6.25. And we think that's -- it's starting to show some competitive momentum, and we're getting some really good feedback from consumers in terms of their understanding of now they can use the brand more frequently, simply based on the a price perspective.
Destin Tompkins - Morgan Keegan & Co., Inc. - Analyst
And lastly, just -- the amended credit facility, were there key covenant changes or pricing changes? That's all I have. Thanks.
Mark Mumford - PF Changs China Bistro Inc - CFO
No. There weren't any covenant changes. All we did is extend it through 2016 and increase the line from $75 million to $150 million. It's -- yes.
Destin Tompkins - Morgan Keegan & Co., Inc. - Analyst
Thank you.
Operator
Thank you. Our next question come from Jeffrey Bernstein with Barclay's Capital.

Jeffrey Bernstein - Barclays Capital - Analyst
Great, thank you very much. Two questions, thinking about the positioning and the outlook at each brand. First, Rick, you talk about Bistro pushing more value, seems that a lot of the focus is around lunch and there seems to be perhaps test driving some positive traffic. Just wondering whether you think there's any read through or impact to Pei Wei in the markets where obviously both of them exist. It would seem that potentially you blur the lines when you really reduce the -- Bistro being a higher-end brand when you take it down to that lower price point and the potential risk to Pei Wei. And then I had a follow-up question.
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
That's a very good question, and it's one that -- Lane walked into KC's office -- so the president of PF Chang's walked in KC's office, the president of Pei Wei and basically said, you know, I'm kind of -- from a lunch perspective, I may be heading your direction. And Casey's response was, that's fine. By the time you get there, we're not going to be there anymore. When you look at it in a continuum of what both brands are doing, the consumers told us pretty clearly in both brands that we have entry price point challenges. And both are addressing those that if you sort of shift the paradigm from the left to the right, at the end of the day, we maintain a level of differentiation from a service perspective. We maintain a level of differentiation from a price perspective, we maintain a level of differentiation from a product offering perspective, so we're comfortable that by doing both at the same time, that the unique relationship between the two is maintained.
Jeffrey Bernstein - Barclays Capital - Analyst
Got it. And with that said, the follow-up being if the Bistro is coming down potentially a notch, if you call it that, and Pei Wei potentially as well, it seems like your expertise thus far, or you've had more proven success with the Bistro, I'm wondering why you would potentially -- or maybe you thought about shrinking the box of the Bistro a little bit. I know you say you're in the 7th inning of a 9-inning game here with the core Bistro, but perhaps following the lead of maybe what Cheesecake has done, which is your expertise at the Bistro, shrink the Bistro box and have a runway for another 100 or 200 stores that you know how to run and obviously, you're happier with the results of late. Have you thought about doing that and putting more weight on Bistro for future growth?
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
If you think about -- if you look at the Bistro and look at it in relationship to the 200-some-odd restaurants we have in place, we have stores that range from probably 4,500 feet up to about 12,000 feet. And what we have effectively tried to do is to match the size of the restaurant with the size of the market or the size of the opportunity. So, if you just took the city of Phoenix, we've got a couple of restaurants that are in the 8,000 square feet, we've got a couple that are probably in the 5,000 square feet. We've always been a believer that we will test certain markets and then make determinations as to whether or not that expands the universe. So, if you look at it historically, years ago -- and this was a long time ago -- we looked at a place like Charlotte, North Carolina and we said, not so sure that that really works for the Bistro, and that was at a time when we thought there were maybe 75 locations.
The reality was when we did Charlotte and it was very successful, it opened up a whole other universe so much restaurants. And if you fast forward through the years by going to places like Corpus Christi, Texas, or McAllen, Texas, and having been highly successful in both of those markets, that opened up a whole other band of restaurants or opportunities from a geographic perspective. So, I wouldn't discount the -- our ability to figure out new and better ways to get there, whether it be through size of box or investment.

The one thing we won't do is to compromise the brand, to make it more casual, to extend it to a maybe a demographic by -- through compromising that it wasn't designed to originally serve. And as we continue to find both a combination of a couple of things, as the retail development in this country -- if it starts to expand again like it was in 2005, '06, and '07 we will see increased opportunities. If the economic environment remains depressed for a period of time and there's limited amounts of new retail development, then we will probably see a development strategy that is in the 3 to 5 units per year.
Jeffrey Bernstein - Barclays Capital - Analyst
Got it. And Mark, just to clarify, did you say -- I think you seem to imply based on the unit acceleration and maybe some comps turning, that if you look to next year, and it seems to imply mid single digit top-line, but then operating margins, I think you said difficult to improve. Prior to any very aggressive share repurchase, from an earnings perspective, is it safe to say at this point you would be thinking more single-digit EPS growth in 2012?
Mark Mumford - PF Changs China Bistro Inc - CFO
The reason we gave you some of the detailed information on our cost pressure, cost of sales and so forth is to let you know we're dealing with those things right now. We're trying to finalize some of the final pieces there. We think we're going to have some labor pressure. We don't think that we have a whole lot of pricing power, so therefore it's going to be difficult for us to see any type of significant operating margin improvement. And so when we talk to you guy in February, we'll give you an update. We'll have a better idea of how some of the early results, especially at Pei Wei, are doing on the value propositions, and we'll have a much better feel to give you some specific guidance.
Jeffrey Bernstein - Barclays Capital - Analyst
Great. Thank you.
Operator
Our next question comes from Michael Kelter with Goldman Sachs.
Michael Kelter - Goldman Sachs - Analyst
Thanks. I wanted to ask about the strategy from here. As I look -- you guys have talked about all the tinkering on price value, which is needed to improve I guess your positioning with the consumer, but I can't imagine price value alone is enough to drive 5% to 6% traffic decline in an industry that's currently flat. It sound like you have an increasing body of knowledge from research. Can you talk about what else consumers are telling you that is preventing them from coming more often or stop coming and what specifically you're doing to address those things?

Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
The number 1 component in both brands has been price. Entry-level price and price value. Those have been sort of leaps and bounds above anything else that has come out through a wide variety of consumer research. There -- and everything else somewhat pales too. And it's been -- and candidly, it's across both our regular users, as well as our lapsed users. So, when questioned, you're a regular user of PF Chang's, what would you bring you back more often? And/or if you are a lapsed user whether it's from an economic perspective or a noneconomic perspective. So, I've stopped coming because I don't have the resources to come as frequently as I would like. Or whether I do have the resources, I have chosen not to come.

In all cases, it points to a price, a value and some level of menu diversification. We are addressing the menu diversification point through the variety of tests that you are seeing the Bistro at lunch. We've seen mixed results on the introduction of new and unique items at lunch. Some have been very successful, some have not been particularly popular. Our intent is to be able to blend the most popular items with a slightly different presentation of some of our existing and more popular items, and I think I mentioned that in my comments. At Pei Wei, they've always had a level of menu diversification because they focused on the 5 different countries of Asia. Their intent is to go in two directions. One is to increase the number of unique small plates, which addresses both a menu diversification as well as price. As well as the addition of some new menu items from an entree perspective that, again, focus on Thai, Korean, Vietnamese and Japanese.
Michael Kelter - Goldman Sachs - Analyst
And maybe looking forward, the two primary levers, at least that I can think of, to revitalize the brand and address some of the things other than price value are remodeling and marketing, and you talked a bit about them. But the remodeling budget doesn't seem like it's any different than in prior years, if I'm not mistaken. And with marketing, I don't know if -- maybe you are, but I don't know if I heard take a meaningful step up to kind of change the trajectory. I guess I'm curious as to whether or not you're being aggressive enough. And for example with the remodels, why it isn't a bigger proportion of your CapEx budget.
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
From a remodel perspective, we're actually entering into a period of time where the age of our stores and our ability to include maybe some incremental seats is relatively new. If you look at it historically, we have spent in what I would call maintenance CapEx somewhere between 1.5% on a consistent basis. So, the -- one of the benefits is when you walk into any of our restaurants, you don't walk into something that looks worn or tired or in disrepair.
I think we have been very effective in maintaining the quality of the appearance of our stores. The remodel budget is really more designed to bring some of our older assets up to a level of unique design that we might be applying to our newer locations. From a marketing perspective, it's a -- there are various initiatives, and as we look at them and as we roll them out, our intent is to evaluate their effectiveness in return -- in relationship to our return expectations. So, we will be more focused on spending dollars against the introduction of new ideas. At Pei Wei we will spend more dollars in support of messaging that we think is important for the guests to understand the enhanced, sort of unique product offerings and flavor profiles and freshness cues and those types of things. And that will be spent both in media, as well as visual and in-store cues.
Michael Kelter - Goldman Sachs - Analyst
On the new unit development, I guess -- you had talked about -- you talked earlier in response to someone else's question about why it makes sense to accelerate unit front despite kind of some of the choppy fundamentals. And I'm curious what specifically you guys look at to make those decisions. Is it a matter of return on capital being on whack, or what else are you looking at and what might you at some point see that tell you, hey, maybe we should pull back a bit?
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
I think I will try to make this as simple as I can. The -- when we -- our highest-performing markets at Pei Wei, when you look at them, are Dallas, Phoenix, Houston, south Florida. Those are the markets where we have the highest penetration. Those are the markets where our average unit volumes are north of, say, $40,000 a week against a system average that is probably close to $35,000 a week. The performance in those particular markets are not necessarily unique to geography, they span from the west coast to the east coast.

When you think about a 3,200 square foot box sitting by itself in the middle of, pick any market, the support of additional locations enhances brand awareness and enhances traffic. One of the things that we didn't comment on the research, but the number 2 or 3 reason why guests -- or the reason that they would visit us more frequently is more convenient locations. In certain circumstances, I can accommodate that, in other circumstances I can't. But mathematically, as well as from consumer feedback, it tells us that as we penetrate markets more deeply, we benefit the entire market in terms of lifting sales volume.
Michael Kelter - Goldman Sachs - Analyst
And lastly on Pei Wei, you had mentioned earlier that some of the numbers may not be as bad as they look. It's really -- maybe the tail where you have, let's say 60 units I think you said that -- and I've said in the past, that aren't necessarily performing as well as the rest. Have you looked at whether it make sense to close a chunk of those, and if you have, what are the dimensions you're looking at and how might you approach that in the future.
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
Sure, a couple of things. Yes, obviously we do look at that. Given the unique initiatives that are going on in the brand, we think it's appropriate for us to implement those into those stores where we're not neccessar -- where we're sort of cash indifferent. Our belief is that we can raise the bottom 60 up to a higher level at some point in time if, in fact, that's not a successful strategy. We would have to go back and evaluate which stores are appropriate to stay open and which aren't.

We've got time for about -- I'll say two more questions. We'll take two, and then we're going to thank you for listening and let all of us get on to running the business.
Operator
And your next question comes from David Tarantino with Robert W. Baird.
David Tarantino - Robert W. Baird & Company, Inc. - Analyst
Hi, good morning. Mark, just a clarification on this year's earnings guidance. You held the guidance for EPS but lowered the guidance for revenue. So, could you reconcile what is the offset to the lower revenue in your EPS guidance?
Mark Mumford - PF Changs China Bistro Inc - CFO
Yes. We gave you guys the guidance. We had a certain expectation on the performance units and stock awards. And as we look at Q4 and where we're trending on the both PUs and the SARs, they have come down a little bit, and so that's going to help Q4 as well.
David Tarantino - Robert W. Baird & Company, Inc. - Analyst
Okay. And then secondly, on -- I think someone else asked about the 2012 earnings outlook, and I know you're still sharpening your pencil on this. But perhaps could you give us some sense of what type of same-store sales you would need to hold on to flat EBIT margins for next year?
Mark Mumford - PF Changs China Bistro Inc - CFO
Yes. We're not going to get that specific right now. A lot is going to depend -- and revenue is really the primary driver of how well we're going to be able to perform in 2012. If we get sales moving the right direction, if we get a little economic wind behind us and things begin to pick up, we'll be able to find some leverage and hopefully grow some operating margin. Depends on when some of those value initiatives take hold and when we begin to see some positive traffic take hold. But right not given the infancy of where we are on some of those value initiatives, we hesitate giving too much on that top line.
David Tarantino - Robert W. Baird & Company, Inc. - Analyst
Okay. Thank you.
Rick Federico - PF Changs China Bistro Inc - Chairman, CEO
Last question, please.
Operator
Your last question from Peter Saleh with Telsey Advisory Group.
Peter Saleh - Telsey Advisory Group - Analyst
Great, thanks. Wondering if you could give us a little bit of color on the cadence of new unit openings, especially for Pei Wei for next year. And then any change on the tax rate next year, especially given you'll have some more international units open?
Mark Mumford - PF Changs China Bistro Inc - CFO
I'll take the tax rate first. The tax rate this year is 28%. Given what our expectations are, next year it's probably going to be somewhere in that range, 27% to 28% range.
Peter Saleh - Telsey Advisory Group - Analyst
And from a development perspective, it looks like we will have 1 to maybe 2 stores in Q1 and then equally distributed between Q2, Q3, and Q4 for the balance of the year. Great. Thank you.
Mark Mumford - PF Changs China Bistro Inc - CFO
All right, I want to thank everyone for joining us today. We'll speak to you on February 16 when we report our fourth quarter results. We have been told that the first few minutes of our prepared remarks may not have been playing on the live webcast. We encourage anyone who missed the start of our call to listen to the replay. The number is 866-448-4801 and the pass code is 7855. We're also looking forward to our upcoming investor day on November 18 where we can show you some of these initiatives in person, so we hope you will consider taking the trip to Scottsdale to join us. Thank you very much.
Operator
Thank you. This concludes today's conference. You may disconnect at this time.